Exhibit 99.1

News Release

Contact:	Mike Dunn
(212) 922-7859
dunn.mg@mellon.com

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF DPM

BOSTON, February 28, 2005 — Mellon Financial Corporation has completed its previously announced acquisition of DPM, a Somerset, NJ-based hedge fund administrator that serves 91 clients with assets of approximately $30 billion. The hedge fund administrator now will operate as DPM Mellon within Mellon’s Asset Servicing business.

DPM Mellon’s services for hedge funds include middle- and back-office outsourcing, complex portfolio valuations, risk analysis and transparency. Transparency services, which enable institutions to see the positions of their hedge fund managers, have become increasingly important as the hedge fund industry becomes more institutionalized.

“DPM Mellon strengthens Mellon’s Asset Servicing capabilities worldwide,” said James P. Palermo, Mellon vice chairman. “We expect to work with DPM Mellon to establish a substantial hedge fund administration capability in Dublin to serve the European market, where we are seeing growing demand from international hedge fund managers.”

DPM Mellon will continue to be led by Robert M. Aaron, who will remain chief executive officer of the subsidiary. He said, “Joining Mellon’s Asset Servicing group will enhance our ability to serve the growing number of hedge funds that are coming under the umbrellas of large institutional asset managers.”

On the asset management side, Mellon has three hedge fund managers: Mellon HBV Alternative Strategies LLC, Mellon Global Alternative Investments Limited and EACM.

Mellon’s Asset Servicing group develops solution-oriented tools to support the entire investment process for public and private pension funds, asset managers, mutual funds, insurance companies and other financial institutions. Mellon Global Securities Services, Mellon’s Investment Manager Solutions, Eagle Investment Systems and Mellon European Fund Services, as well as its joint venture partnerships – ABN AMRO Mellon, CIBC Mellon and Russell Mellon – deliver innovative products worldwide.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $4.0 trillion in assets under management, administration or custody, including $707 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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